Exhibit 10.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE FIRST LIEN CLAIMS. EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement dated as of March 19, 2018 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), is among: (i) Claire’s Inc. (“Claire’s”) and each of its direct and indirect wholly-owned domestic subsidiaries identified on the signature pages attached hereto (collectively, the “Company”), (ii) Apollo Management Holdings, L.P., as manager and/or investment advisor of funds that are the owners and/or beneficial holders of interests in and claims against the Company (together with its affiliates, the “Sponsor”), and (iii) each of the undersigned creditors party hereto from time to time (including Transferees and Joining Parties, collectively the “Consenting Creditors,” and together with the Sponsor and the Company, each a “Party” and, collectively, the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the restructuring term sheet attached hereto as Exhibit A (including exhibits attached thereto, the “Restructuring Term Sheet”), which Restructuring Term Sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein.

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a restructuring of the existing debt and other obligations of the Company on the terms and conditions set forth in this Agreement (the “Restructuring”);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet (which Restructuring Term Sheet is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein); and

WHEREAS, the Company will be implementing the Restructuring through a pre-negotiated joint chapter 11 plan of reorganization and certain other transactions as set forth herein and in the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1.	DEFINITIONS; RULES OF CONSTRUCTION.

(a) Definitions. The following terms shall have the following definitions:

“Ad Hoc First Lien Group” means that certain ad hoc group of holders of First Lien Claims, each in their capacities as such, represented by Willkie Farr & Gallagher LLP and Millstein & Co.

“Agreement” has the meaning set forth in the preamble hereof, and includes, for the avoidance of doubt, the Restructuring Term Sheet and all exhibits thereto.

“Agreement Effective Date” means: (i) with respect to the Consenting Creditors, the first day on which each of the conditions set forth at Section 37(a) have been satisfied, and (ii) with respect to the Company, the first day on which each of the conditions set forth at Section 37(b) have been satisfied.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, term sheet, offer, transaction, dissolution, winding up, liquidation, reorganization, refinancing, recapitalization, restructuring, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity involving the majority of the Company’s or one or more of its controlled subsidiaries’ equity, assets or liabilities, other than the Restructuring.

“Backstop Parties” means the Initial Consenting Creditors and Sponsor.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, administering the Chapter 11 Cases.

“Breakup Fee” has the meaning set forth in Section 5(b) hereof.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Cases” means the voluntary chapter 11 cases filed by the Debtors.

“Claim” means any claim as that term is defined by section 101(5) of the Bankruptcy Code.

“Claire’s” has the meaning set forth in the preamble hereof.

“Claire’s 2019 1L Notes” means the notes issued pursuant to the Claire’s 2019 1L Notes Indenture.

“Claire’s 2019 1L Notes Indenture” means that certain Senior Secured First Lien Notes Indenture, dated as of February 28, 2012, between Claire’s Escrow II Corporation, and the Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, as amended, modified, or supplemented from time to time.

“Claire’s 2020 1L Notes” means the notes issued pursuant to the Claire’s 2020 1L Notes Indenture.

“Claire’s 2020 1L Notes Indenture” means that certain Senior Secured First Lien Notes Indenture, dated as of March 15, 2013, between Claire’s Stores, Inc. as the issuer, and the Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, as amended, modified, or supplemented from time to time.

“CLSIP Forbearance Agreement” shall have the meaning set forth in the Restructuring Term Sheet.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 11 hereof.

“Confidential Claims Information” has the meaning set forth in Section 4(a)(viii) hereof.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan and approving assumption of the New Money Backstop Commitment Agreement that is consistent with this Agreement and otherwise reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors (as evidenced by their written approval).

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Debtors” means those Company entities identified on Schedule A to the Restructuring Term Sheet.

“Definitive Documentation” means the (i) Plan, (ii) Confirmation Order, (iii) Disclosure Statement, (iv) Disclosure Statement Order, (v) any intercompany financing agreements (vi) the CLSIP Forbearance Agreement; (vii) New First Lien Term Loan, (viii) New ABL Revolver, (ix) New Money Backstop Commitment Agreement, (x) Shareholders Agreement, (xi) Plan Supplement, (xii) Organizational Documents, (xiii) any court filings filed by the Debtors in the Chapter 11 Cases to implement the foregoing, and (xiv) any other documents or exhibits related to or contemplated in the foregoing clause (i) – (xiv), each of which shall be consistent with this Agreement and otherwise reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors (as evidenced by their written approval).

“DIP Financing” means the DIP Facilities, the DIP Term Sheet and any subsequent debtor-in-possession financing to which the Requisite Consenting Creditors consent.

“DIP Orders” means the orders entered by the Bankruptcy Court approving the DIP Financing on an interim and final basis.

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, that is consistent with this Agreement and otherwise reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors (as evidenced by their written approval).

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement and solicitation materials as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code that is consistent with this Agreement and otherwise reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors (as evidenced by their written approval).

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the effective date pursuant to the Plan become effective or are consummated.

“Eligible Institution” means (a) a commercial bank (i) organized under the laws of the United States of America, any state thereof, or the District of Columbia, or that is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof, or the District of Columbia, and is a member of the Federal Reserve System or (ii) organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States or (b) any other lender that does not hold any Claims against or Interests in the Company and specializes in providing asset-based or cash flow revolving financing to variety of customers as part of its main business and that is (i) organized under the laws of the United States of America, any state thereof or the District of Columbia or (ii) organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, provided that such institution is acting through a branch or agency located in the United States.

“Executory Contracts and Leases Information” has the meaning set forth in Section 4(a)(v) hereof.

“Existing ABL Revolver” means that certain ABL Credit Agreement, dated as of September 20, 2016, between Claire’s Stores, Inc. as borrower, and Credit Suisse AG as Administrative Agent, as amended, modified, or supplemented from time to time.

“Existing RCF” means that certain Second Amended and Restated Credit Agreement, dated as of September 20, 2016, between Claire’s Stores, Inc. as borrower, and Credit Suisse AG as Administrative Agent, as amended, modified, or supplemented from time to time.

“Fee Letters” means (i) that certain letter agreement dated as of January 12, 2018 among Millstein & Co., Willkie Farr & Gallagher, LLP, Claire’s Stores, Inc. and certain Initial Consenting Creditors; and (ii) that certain letter agreement dated January 16, 2018 among Willkie Farr & Gallagher LLP to Claire’s Stores, Inc.

“First Lien Claims” means all Claims arising under the First Lien Term Loan Credit Agreement, the Claire’s 2019 1L Notes Indenture, the Claire’s 2020 1L Notes Indenture, and the term loans and notes issued pursuant to the foregoing instruments.

“First Lien Debt” means all indebtedness arising under the First Lien Term Loan Credit Agreement, the Claire’s 2019 1L Notes Indenture, the Claire’s 2020 1L Notes Indenture, and the term loans and notes issued pursuant to the foregoing instruments.

“First Lien Fees and Expenses” means the reasonable and documented fees and expenses of (i) the Initial Consenting Creditors (other than professional fees and expenses) incurred in connection with the negotiation and implementation of the Restructuring; (ii) Paul, Weiss, Rifkind, Wharton & Garrison LLP as advisor to the Sponsor in its capacity as holder of certain First Lien Claims; and (iii) the First Lien Professionals incurred in their representation of holders of First Lien Claims in such capacity, from January 12, 2018 through and including the later of either (x) the termination of the applicable fee period in each Fee Letter and (y) the Effective Date; provided that documentation with respect to First Lien Fees and Expenses shall be summary in nature and shall be redacted to preserve attorney-client privilege.

“First Lien Professionals” means (i) Willkie Farr & Gallagher LLP, Morris Nichols, Arsht & Tunnell LLP, as local counsel, and Millstein & Co., each in their capacities as advisors to the Ad Hoc First Lien Group, (ii) an executive compensation consultant and (iii) such other legal, consulting, financial, and/or other professional advisors as may be retained from time to time by the Ad Hoc First Lien Group with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

“First Lien Term Loan” means the Senior Secured First Lien Term Loan due 2021 issued under the First Lien Term Loan Credit Agreement.

“First Lien Term Loan Credit Agreement” means the $40,000,000 Term Loan Credit Agreement dated as of September 20, 2016, among Claire’s Stores, Inc. as borrower, and Wilmington Trust, National Association as Administrative Agent and Collateral Agent, as amended, modified, or supplemented from time to time.

“Gibraltar Amendment” has the meaning set forth in Section 4(a)(xiii) hereof.

“Initial Consenting Creditors” means, collectively, Diameter Capital Partners LP, Elliott Management Corporation, Monarch Alternative Capital LP, The Cincinnati High Yield Desk of J.P. Morgan Investment Management Inc., The Indianapolis High Yield Desk of J.P. Morgan Investment Management Inc., and Venor Capital Management LP.

“Interest” means any equity security or other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Company.

“Joinder” has the meaning set forth in Section 36 hereof.

“Joining Party” has the meaning set forth in Section 36 hereof.

“Material Adverse Change” means any event, change, effect, occurrence, development, circumstance or change of fact occurring after the date hereof that, individually or in the aggregate, has, had, or would reasonably be expected to have a material adverse effect on the business, results or operations, financial condition, assets, or liabilities of the Company and its subsidiaries, taken as a whole; provided that “Material Adverse Change” shall not include any event, effect, occurrence, development, circumstance, or change of fact occurring after the date hereof and arising out of or resulting from (i) conditions or effects that generally affect persons or entities engaged in the industries or markets in which the Company or its subsidiaries operate,

(ii) general economic conditions in the United States or Europe, (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) financial, banking, securities, credit, or commodities markets, prevailing interest rates or general capital markets conditions in the United States, Europe, or globally, (v) changes in United States generally accepted accounting principles, (vi) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (vii) the taking of any action or any inaction required by this Agreement or the Restructuring, including the commencement of the Chapter 11 Cases and prosecution of the Plan.

“Milestones” means those milestones set forth in the Restructuring Term Sheet.

“New Money Backstop Commitment Agreement” shall have the meaning set forth in the Restructuring Term Sheet.

“Organizational Documents” means the certificate or articles of incorporation and bylaws, certificate of formation and partnership or operating agreement (as applicable), and any similar documents thereto as may be applicable under applicable law for the reorganized Company.

“Participating Claims” has the meaning set forth in Section 13(a) hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Payout Event” means a chapter 11 plan, other than the Plan, providing for the (i) the indefeasible payment in full in cash, including any accrued but unpaid interest (including postpetition interest at the default contract rate), of: (A) all of the First Lien Claims and (B) all Claims arising under (I) the DIP Financing, (II) the CLSIP Loan, (III) the Gibraltar 2019 Term Loan, (IV) the Gibraltar 2021 Term Loan, and (V) the Gibraltar Intermediate Secured Term Loan; and (ii) treatment of all other Claims against the Company on terms that are no less favorable than as provided in the Restructuring Term Sheet

“Payout Event Proposal” means a good faith proposal, offer, or indication of interest from a Payout Event Sponsor to fund a transaction that contemplates a Payout Event on or prior to November 30, 2018.

“Payout Event Sponsor” means a Person that the Company’s board of directors believes in good faith has expressed, or that may express, a legitimate interest in, and has the financial ability to consummate, a Payout Event.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plan” means the chapter 11 plan of reorganization for the Debtors, filed in the Chapter 11 Cases, as it may be amended, restated or supplemented, consistent with this

Agreement and the Restructuring Term Sheet, in form and substance consistent with this Agreement and the Restructuring Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors (as evidenced by their written approval).

“Plan Supplement” means the supplement to the Plan in the Chapter 11 Cases, that includes the necessary documentation to effect the Plan and shall be filed before confirmation of the Plan, in form and substance consistent with this Agreement and otherwise reasonably acceptable to the Requisite Consenting Creditors and the Company (as evidenced by their written approval).

“Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims, or enter with customers into long and/or short positions in Claims, in its capacity as a dealer or market maker in such Claims, and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers. For the avoidance of doubt, it is acknowledged and agreed that no Initial Consenting Creditor is a Qualified Marketmaker.

“Qualified Marketmaker Joinder Date” has the meaning set forth in Section 13(d) hereof.

“Requisite Consenting Creditors” means, as of any time of determination, the Initial Consenting Creditors holding greater than 66 2/3% of the aggregate amount of all First Lien Claims held at such time by all of the Initial Consenting Creditors.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date, and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Security Interest” has the meaning set forth in Section 7(b) hereof.

“Sponsor Termination Event” has the meaning set forth in Section 9 hereof.

“Termination Event” means a Creditor Termination Event or a Company Termination Event.

“Transfer” has the meaning set forth in Section 13(a) hereto.

(b)    Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, including, for the avoidance of doubt, the Restructuring Term Sheet and all exhibits thereto. Additionally, for all references to written notices or other writings described herein, email to the parties set forth in Section 26 shall be sufficient.

(c)    Sponsor. For the avoidance of doubt, each reference in this Agreement to the “Sponsor” shall not include any employee or member of Apollo Management Holdings, L.P. and/or its affiliates in such employee’s or member’s capacity as a member of the Company’s board of directors.

2.	COMMITMENT OF THE CONSENTING CREDITORS.

(a)    Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor shall:

(i)    use commercially reasonable efforts to support and complete the Restructuring and all transactions contemplated under this Agreement, in accordance with the Milestones;

(ii)    (A) negotiate in good faith the Definitive Documentation and (B) exercise any and all necessary and appropriate rights, and execute and deliver any and all necessary and appropriate documentation, including any direction letters, in each case, in its capacity as a holder of Claims in furtherance of the Restructuring and the Definitive Documentation;

(iii)    timely vote (when solicited to do so in accordance with this Agreement after receipt of a Disclosure Statement approved by the Bankruptcy Court and by the applicable deadline for doing so) all of its Participating Claims to accept the Plan and not to change or withdraw such vote prior to the voting deadline to accept or reject the Plan; provided that such vote shall be deemed revoked and void ab initio at any time following termination of this Agreement;

(iv)    use its commercially reasonable efforts to consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring;

(v)    use its commercially reasonable efforts to promptly notify the Company, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened) with respect to the Restructuring; provided that no such notice need by given if, in the opinion of counsel, giving such notice is not permitted pursuant to such proceedings;

(vi)    upon request by the Company and/or their advisors, use its commercially reasonable efforts to promptly provide, through the First Lien Professionals, the Company or the Company’s advisors the aggregate principal amount of all Claims held by such Consenting Creditor against the Company and its subsidiaries or affiliates, on an issuance-by-issuance basis as of the date of such request;

(vii)    to the extent applicable, (A) not opt-out of any third party release contemplated by the Plan and/or (B) opt-in to any third party release contemplated by the Plan; and

(viii)    for any Initial Consenting Creditor that is also a CLSIP Creditor, use its commercially reasonable efforts to enter into the CLSIP Forbearance Agreement.

(b)    Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Consenting Creditor shall not:

(i)    object to, or vote any of such Participating Claims to reject, the Plan;

(ii)    direct the administrative agents under the Existing ABL Revolver, the Existing RCF, and the First Lien Term Loan, and the trustees under the Claire’s 2019 1L Notes Indenture and the Claire’s 2020 1L Notes Indenture or any other individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or other Person to exercise any right or remedy for the enforcement, collection, or recovery of any Participating Claims against, or Interests in, the Company, its subsidiaries, or affiliates;

(iii)    negotiate, enter into, consummate or otherwise participate in any Alternative Proposal or take any other action, including, but not limited to, initiating any legal proceeding or enforcing rights as holders of Claims, that is inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring;

(iv)    enter into any other restructuring support or similar agreement (including any settlement agreement) with respect to the Restructuring with any material creditor, equity holder, ad hoc group, or statutory committee that would be inconsistent with such Consenting Creditors’ obligations under this Agreement, in each case without the consent of the Company (such consent not to be unreasonably withheld);

(v)    directly or indirectly, take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (A) inconsistent with this Agreement or the Definitive Documentation or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring;

(vi)    directly or indirectly, acquire, beneficially own, or control (whether through syndications, assignments, participations, or otherwise) any DIP ABL Revolving Loans or DIP ABL Revolving Commitments (each as defined in the DIP Term Sheet); or

(vii)    directly or indirectly, encourage any entity to undertake any action prohibited by this Section 2(b).

Subject in all respects to applicable intercreditor agreements among the parties thereto, nothing in this Agreement shall prohibit any Consenting Creditor from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, (y) taking or directing any action to be taken relating to maintenance, protection, or preservation of any collateral or defending its claims and interests, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Consenting Creditor’s obligations hereunder.

3.	COMMITMENT OF THE SPONSOR.

(a)    Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Sponsor shall:

(i)    use commercially reasonable efforts to support and complete the Restructuring and all transactions contemplated under this Agreement, in accordance with the Milestones;

(ii)    (A) negotiate in good faith the Definitive Documentation and (B) exercise any and all necessary and appropriate rights, and execute and deliver any and all necessary and appropriate documentation, including any direction letters, in each case, in its capacity as a holder of Claims in furtherance of the Restructuring and the Definitive Documentation;

(iii)    timely vote (to the extent solicited to do so in accordance with this Agreement after receipt of a Disclosure Statement approved by the Bankruptcy Court and by the applicable deadline for doing so) all of its Participating Claims and Interests to accept the Plan and not to change or withdraw such vote prior to the voting deadline to accept or reject the Plan; provided that such vote shall be deemed revoked and void ab initio at any time following termination of this Agreement;

(iv)    use commercially reasonable efforts to consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring;

(v)    use commercially reasonable efforts to promptly notify the Company and the Ad Hoc First Lien Group, in writing, of any material governmental or third-party complaints, litigations, investigations, or hearings (or written communications indicating that the same may be contemplated or threatened) with respect to the Restructuring; provided that no such notice need be given if, in the opinion of counsel, giving such notice is not permitted pursuant to such proceedings;

(vi)    upon request by the Company, the Ad Hoc First Lien Group and/or their respective advisors, use its commercially reasonable efforts to promptly provide the aggregate principal amount of all Claims held by the Sponsor against the Company and its subsidiaries or affiliates, on an issuance-by-issuance basis as of the date of such request;

(vii)    to the extent applicable, (A) not opt-out of any third party release contemplated by the Plan and/or (B) opt-in to any third party release contemplated by the Plan; and

(viii)    use commercially reasonably efforts to promptly notify or update the Company and the Ad Hoc First Lien Group upon becoming aware (A) of a breach by one or more Party of its obligations under this Agreement, (B) that a Termination Event has occurred, and (C) of any developments or any case or controversy that has been commenced or may be commenced against the Company or any of the Consenting Creditors that would reasonably be expected to impede or prevent consummation of the Restructuring; provided that, for the avoidance of doubt, none of the obligations in this paragraph (ix) shall apply to any information learned by an employee or member of the Sponsor in his or her capacity as a member of the Company’s board of directors.

(b)    Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Sponsor shall not:

(i)    object to, or vote any of such Claims to reject, the Plan;

(ii)    vote any of its Claims in favor of or support, directly or indirectly, any Alternative Proposal;

(iii)    publicly announce its intention not to pursue the Restructuring or file any pleading with the Bankruptcy Court inconsistent with this Agreement;

(iv)    direct any other individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or other Person to exercise any right or remedy for the enforcement, collection, or recovery of any Claims against, or Interests in, the Company, its subsidiaries, or affiliates;

(v)    negotiate, enter into, consummate, or assist in the submission or development of or otherwise participate in any Alternative Proposal or take any other action, including, but not limited to, initiating any legal proceeding or enforcing rights as holders of Claims or Interests, that is inconsistent with, or that would reasonably be expected to prevent or materially delay consummation of, the Restructuring; for the avoidance of doubt, in no event shall the Sponsor take any action to solicit, initiate, encourage, or assist the submission or development of any Payout Event Proposal;

(vi)    enter into any other restructuring support or similar agreement (including any settlement agreement) with respect to the Restructuring with any material creditor, equity holder, ad hoc group, or statutory committee that would be inconsistent with Sponsor’s obligations under this Agreement, in each case without the consent of the Company and the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(vii)    directly or indirectly, take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (A) inconsistent with this Agreement or the Definitive Documentation or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring;

(viii)    solicit, initiate, encourage, assist the submission or development of, or negotiate any financing for the Debtors that is not the DIP Financing; or

(ix)    directly or indirectly, encourage any entity to undertake any action prohibited by this Section 3(b).

Subject in all respects to applicable intercreditor agreements among the parties thereto, nothing in this Agreement shall prohibit the Sponsor from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, (y) taking or directing any action to be taken relating to maintenance, protection, or preservation of any collateral or defending its claims and interests, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with the Sponsor’s obligations hereunder.

4.	COVENANTS OF THE COMPANY.

(a)    Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i)    use commercially reasonable efforts to support and complete the Restructuring and all transactions contemplated under this Agreement, in accordance with the Milestones, including commencing the Chapter 11 Cases,

(ii)    negotiate in good faith the Definitive Documentation;

(iii)    use commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to implement and/or consummate the Restructuring;

(iv)    use commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of the Restructuring;

(v)    (1) cause Hilco Real Estate, LLC, the Company’s real estate advisor, to consult weekly with the First Lien Professionals and the Ad Hoc First Lien Group on the Company’s lease assumption and rejection strategy, (2) consult in good faith with the counsel and financial advisor to the Ad Hoc First Lien Group on the Company’s lease assumption and rejection strategy, including with respect to negotiations on the rejection, modification, or assumption of leases, (3) consult in good faith with the First Lien Professionals prior to the Company’s entry into, termination, or modification of any material operational contracts or other arrangements (including without limitation, concessions agreements and European operations); and (4) use commercially reasonable efforts to identify in writing to the First Lien Professionals the contracts and leases proposed to be assumed, assumed and assigned, or rejected by motion to the Bankruptcy Court or pursuant to the Plan at least 5 business days prior to filing the Plan Supplement (the “Executory Contracts and Leases Information”). The Company shall make relevant personnel or advisors reasonably available during business hours to provide reasonable assistance to the Initial Consenting Creditors’ review of any such executory contracts and leases identified in the Executory Contracts and Leases Information;

(vi)    use commercially reasonable efforts to operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan (as may be updated from time to time in consultation with the Ad Hoc First Lien Group), taking into account the Restructuring and the commencement of the Chapter 11 Cases;

(vii)    use commercially reasonable efforts to promptly notify or update the Initial Consenting Creditors upon becoming aware of any of the following occurrences: (A) a Termination Event has occurred; (B) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Claims pursuant to a pleading filed with the Bankruptcy Court or otherwise; (C) any developments, negotiations, or proposals relating to any material contracts or case or controversy against the Company that has been or may be commenced against the Company that would reasonably be expected to impede or prevent consummation of the Restructuring; or (D) a written proposal with respect to an Alternative Proposal, including a Payout Event Proposal, with such notice to include the identity of the non-Debtor Person or group of Persons involved as well as a written copy of such Alternative Proposal;

(viii)    unless the Company obtains the prior written consent of a Consenting Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person. In the event that the Company is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Company shall, to the extent legally permissible, provide affected Consenting Creditors with prompt notice of any such request or requirement so that such Consenting Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section at such Consenting Creditor’s sole cost and expense. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Creditor, the Company believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, the Company may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded to the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Company’s obligations under this Section 4(a)(viii) shall survive termination of this Agreement;

(ix)    use commercially reasonable efforts to cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available;

(x)    (A) after the Petition Date, and to the extent authorized by the Bankruptcy Court pursuant to any order providing adequate protection to holders of First Lien Claims, promptly pay the First Lien Fees and Expenses (which, for the avoidance of doubt, shall not include success fees, transaction fees, or similar fees), other than those fees and expenses set forth in clause (ii) of the definition of First Lien Fees and Expenses, as adequate protection as provided by the Restructuring Term Sheet so long as a Company Termination Event has not occurred and is not continuing; and (B) on the Effective Date, pay, in full, all unpaid First Lien Fees and Expenses (which, for the avoidance of doubt, shall include success fees, transaction fees, or similar fees);

(xi)    use commercially reasonable efforts and work in good faith to finalize the Definitive Documentation, including, without limitation, the form of the documents in the Plan Supplement so that before the commencement of the hearing on confirmation of the Plan each such document has been filed in forms that are consistent with this Agreement and otherwise reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors (as evidenced by their written approval);

(xii)    use commercially reasonable efforts to provide the Initial Consenting Creditors or the First Lien Professionals with copies of any information or reporting at the same time such information or reporting is provided to DIP agents and/or lenders pursuant to the DIP Financing or the DIP Orders;

(xiii)    use commercially reasonable efforts to provide the Initial Consenting Creditors or the First Lien Professionals with advance copies of any amendment, forbearance agreement or similar document related to the Gibraltar Intermediate Secured Term Loan due 2019 (the “Gibraltar Amendment”), which document shall be reasonably acceptable in form and substance to the Company and the Requisite Consenting Creditors, it being acknowledged and agreed that the term sheet for the Gibraltar Amendment reviewed as of the date hereof is reasonably acceptable; and

(xiv)    use commercially reasonable efforts to cause each of its direct and indirect subsidiaries, whether a Party to this Agreement or not, to comply with the terms of this Agreement as if such entity were a Company entity party hereto.

(b)    Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i)    Subject to Section 5(a) hereof, take any action to solicit, initiate, encourage, negotiate, or assist the submission or development of an Alternative Proposal;

(ii)    (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not materially consistent with this Agreement;

(iii)    directly or indirectly, take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (A) inconsistent with this Agreement or the Definitive Documentation or (B) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring;

(iv)    enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements (including without limitation, concessions agreements and European operations) without the prior written consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld, conditioned, or delayed);

(v)    (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(vi)    other than as required by the Restructuring Term Sheet or the Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws, LLC Agreement, or other comparable organizational documents;

(vii)    (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(viii)    pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness for borrowed money of the Debtors that either (A) is expressly subordinate in right of payment to the First Lien Claims or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Claims, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet;

(ix)    enter into any transaction, or proposed settlement of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s ability to consummate the Restructuring or the value that the Company is committing to provide holders of First Lien Claims in accordance with this Agreement;

(x)    file, support, amend or modify the Plan except as provided by this Agreement or otherwise without the consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(xi)    enter into any other restructuring support or similar agreement (including any settlement agreement) with respect to the Restructuring with any material creditor, equity holder, ad hoc group, or statutory committee that would be inconsistent with the Company’s obligations under this Agreement or that would materially impair the Company’s ability to consummate the Restructuring within the timeframe contemplated by this Agreement, in each case without the consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(xii)    without limiting the Company’s rights under Section 5(a) hereof, solicit, initiate, encourage, assist the submission or development of, negotiate, enter into, file with the Bankruptcy Court, or seek Court approval to enter into any financing that is not the DIP Financing without the written consent of the Requisite Consenting Creditors, such consent not to be unreasonably withheld, provided that such consent shall not be required if the Company is seeking alternate DIP financing and one or more Initial Consenting Creditors control the exercise of remedies under the DIP Financing in effect at that time; or

(xiii)    consent to any assignments of, or participations in, the DIP ABL Revolving Loans or DIP ABL Revolving Commitments to any bank or other financial institutions other than an Eligible Institution without first receiving the written consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld); provided that this clause (xiii) shall not apply to the extent compliance herewith would otherwise breach the Company’s obligations pursuant to that certain Commitment Letter dated as of March 11, 2018 by and between Claire’s Stores, Inc. and Citigroup Global Markets; or

(xiv)    directly or indirectly, encourage any entity to undertake any action prohibited by this Section 4(b).

(c)    The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement in the exercise of its fiduciary duties.

5.	ADDITIONAL AGREEMENTS; GO-SHOP AND BREAKUP FEE.

(a)    From and after the Agreement Effective Date, the Company shall be authorized to solicit, develop, and negotiate one or more Payout Event Proposals, including by furnishing, or causing to be furnished, information concerning the Company in connection with the solicitation, development, and/or negotiation of such proposals or potential proposals following entry into a customary non-disclosure agreement.

(b)

(i)    If this Agreement is terminated as to all Parties hereto for any reason other than (x) by the Consenting Creditors following a breach by the Sponsor in respect of which the Consenting Creditors may terminate this Agreement or (y) by the Company upon the breach of Consenting Creditors in respect of which the Company may terminate this Agreement, the Company shall pay to the Backstop Parties a termination fee equal to $38.75 million upon such termination (the “Breakup Fee”).

(ii)    The Company shall make the payment of the Breakup Fee to the Backstop Parties or their designees based upon the allocations set forth on Schedule I hereto

(iii)    Following the termination of this Agreement in a circumstance where the Breakup Fee would be payable in accordance with Section 5(b)(i), (x) the Consenting Creditors’ rights to seek allowance of the Breakup Fee as an administrative expense of the Debtors’ estates pursuant to section 503(b)(1) of the Bankruptcy Code and (y) the Company’s and any other party’s rights to oppose such a request are fully reserved.

6.	MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)    Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party first became or becomes a Party) but, solely with respect to the Company, subject to any limitations or approvals arising from, or required by, the commencement of the Chapter 11 Cases:

(i)    it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii)    except as expressly provided in this Agreement or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii)    except as expressly provided in this Agreement, it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv)    the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v)    it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi)    the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation.

(b)    The Company represents and warrants to the Consenting Creditors and the Sponsor that there are no pending agreements or understandings (oral or written) and that it has not entered into a definitive agreement (oral or written) with respect to an Alternative Proposal as of the date first written above.

7.    OWNERSHIP OF CLAIMS. Each Consenting Creditor and Sponsor, severally and not jointly, represents and warrants as follows:

(a)    as of the date of this Agreement, it (i) either (A) is the beneficial owner of the principal amount of Claims set forth below its signature hereto with the power to vote such Claims or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to this Agreement, and (ii) does not beneficially own or control any other Claims for outstanding debt obligations other than those Claims identified below its name on it signature page hereof;

(b)    other than pursuant to this Agreement, such Claims are free and clear of any pledge, lien, security interest, hypothecation or encumbrance (each, a “Security Interest”), that would materially or adversely affect such Consenting Creditor’s ability to perform its obligations contained in this Agreement at the time such obligations are required to be performed, it being understood that any Security Interest that is released upon the payment of the underlying obligation and any Security Interest in favor of a broker-dealer in connection with any prime brokerage account does not materially and adversely affect a Consenting Creditor’s ability to perform its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c)    (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of the Company acquired by the Consenting Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8.    TERMINATION BY REQUISITE CONSENTING CREDITORS. The Requisite Consenting Creditors may terminate this Agreement, in each case, upon delivery of written notice to the Company and the Sponsor in accordance with Section 26 hereof at any time after the occurrence of or during the continuation of any of the following events (each, a “Creditor Termination Event”):

(a)    the breach by the Company of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect, which breach of covenant or obligation (if curable) remains uncured three (3) Business Days after the receipt by the Company of written notice of such breach from the Requisite Consenting Creditors;

(b)    (i) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court which has not been stayed), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of any material portion of the Restructuring, and/or (ii) the execution by the Company of a settlement or other agreement in respect of any of the counts asserted against it that adversely affects (or would adversely affect if consummated) the consummation of any material portion of the Restructuring, and in each case which remains uncured after three (3) Business Days after receipt by the Company of written notice from the Requisite Consenting Creditors;

(c)    a trustee under section 1104 of the Bankruptcy Code or an examiner shall have been appointed in the Chapter 11 Cases, which order has not been reversed, stayed, or vacated after three (3) Business Days;

(d)    an order for relief under chapter 7 of the Bankruptcy Code shall have been entered in the Chapter 11 Cases, or the Chapter 11 Cases shall have been dismissed, in each case by order of the Bankruptcy Court, which order has not been reversed, stayed, or vacated after three (3) Business Days;

(e)    if any of the Definitive Documentation (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, contains terms and conditions that are inconsistent with this Agreement or otherwise not reasonably acceptable in form and substance to the Requisite Consenting Creditors, and such defect remains uncured three (3) Business Days after the receipt by the Company of written notice of such inconsistency from the Requisite Consenting Creditors;

(f)    the Disclosure Statement Order or the Confirmation Order, is (i) amended or modified without the consent of the Requisite Consenting Creditors; or (ii) reversed, permanently stayed, dismissed, or vacated, unless the Bankruptcy Court enters a new Disclosure Statement Order, or a new Confirmation Order, as applicable; in each case which remains uncured after three (3) Business Days after receipt by the Company of written notice by the Requisite Consenting Creditors;

(g)    the Company, Sponsor, or any of their respective affiliates file any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and/or the applicable filing party’s receiving written notice from the Requisite Consenting Creditors that such motion or pleading is inconsistent with this Agreement;

(h)    the Company (i) withdraws or revokes the Plan, (ii) files, publicly proposes or otherwise supports (in a manner not permitted pursuant to Section 5(a) hereof), or executes a definitive written agreement with respect to an Alternative Proposal, including a Payout Event Proposal, or (iii) executes an amendment or written modification to a Definitive Document that is not consistent with this Agreement;

(i)    the Company fails to use commercially reasonable efforts to oppose any (A) Alternative Proposal filed with the Bankruptcy Court, or (B) amendment or modification filed with the Bankruptcy Court to the Restructuring containing any terms that are inconsistent with this Agreement, unless such amendment or modification is otherwise consented to in writing by the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(j)    the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company with an aggregate value in excess of $10,000,000 without the written consent of the Requisite Consenting Creditors, which order has not been reversed, stayed, or vacated after three (3) Business Days;

(k)    the Bankruptcy Court grants relief that is inconsistent in any respect with this Agreement and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement within five (5) Business Days of the Company’s receiving written notice from the Requisite Consenting Creditors that such relief is inconsistent with this Agreement;

(l)    the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan;

(m)    the Company files, joins or supports (pursuant to a pleading filed with, or a statement made before, the Bankruptcy Court) any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, or priority of, or to avoid, the liens on any asset or assets comprising any portion of the collateral securing the First Lien Claims, (B) seeking to impose liability upon or enjoin the holders of First Lien Claims in their capacity as such, or (C) seeking to restrict the rights of holders of First Lien Claims in their capacity as such, in each case unless otherwise consented to in writing by the Requisite Consenting Creditors and where such pleading has not been withdrawn within three (3) Business Days of the Company receiving written notice from the Requisite Consenting Creditors that such motion or pleading is inconsistent with this Agreement; provided, that, the foregoing shall not limit nor be deemed to limit (x) the Company’s rights to enforce this Agreement in any way or (y) the Company’s rights to seek a determination that any adequate protection payments made on account of First Lien Claims should be recharacterized as payment on account of the secured portion of First Lien Claims as of the Petition Date;

(n)    the occurrence of a Material Adverse Change;

(o)    there is a failure to achieve any Milestone, unless such Milestone is satisfied prior to a termination of this Agreement;

(p)    the Effective Date has not occurred by September 14, 2018, subject to extension by the Requisite Consenting Creditors in writing;

(q)    the Company executes a definitive written agreement with respect to a Payout Event Proposal;

(r)    the Company or any of its subsidiaries enters into any Gibraltar Amendment that is not reasonably acceptable to the Requisite Consenting Creditors, it being acknowledged and agreed that the Gibraltar Amendment contemplated by the term sheet reviewed by the Consenting Creditors as of the date hereof is acceptable; or

(s)    the Bankruptcy Court grants relief that is inconsistent in any respect with this Agreement and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement within five (5) Business Days of the Company’s receiving written notice from the Requisite Consenting Creditors that such relief is inconsistent with this Agreement.

9.    TERMINATION BY THE SPONSOR. The Sponsor may terminate this Agreement, solely with respect to the Sponsor, at any time after the occurrence of or during the continuation of any of the following events solely to the extent such event adversely impacts the Sponsor (each, a “Sponsor Termination Event”):

(a)    the breach by the Company of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any respect, which breach of covenant or obligation (if curable) remains uncured three (3) Business Days after the receipt by the Company of written notice of such breach from the Sponsor;

(b)    (i) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court which has not been stayed), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of any material portion of the Restructuring, and/or (ii) the execution by the Company of a settlement or other agreement in respect of any of the counts asserted against it that adversely affects (or would adversely affect if consummated) the consummation of any material portion of the Restructuring, and in each case which remains uncured after three (3) Business Days after receipt by the Company of written notice from the Sponsor;

(c)    a trustee under section 1104 of the Bankruptcy Code or an examiner shall have been appointed in the Chapter 11 Cases, which order has not been reversed, stayed, or vacated after three (3) Business Days;

(d)    an order for relief under chapter 7 of the Bankruptcy Code shall have been entered in the Chapter 11 Cases, or the Chapter 11 Cases shall have been dismissed, in each case by order of the Bankruptcy Court, which order has not been reversed, stayed, or vacated after three (3) Business Days;

(e)    the Company (i) withdraws or revokes the Plan, or (ii) files, publicly proposes or otherwise supports (in a manner not permitted pursuant to Section 5(a) hereof), or executes a definitive written agreement with respect to an Alternative Proposal, including a Payout Event Proposal;

(f)    the Company fails to use commercially reasonable efforts to oppose any Alternative Proposal filed with the Bankruptcy Court; or

(g)    the Bankruptcy Court grants relief that is inconsistent in any respect with this Agreement and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement within five (5) Business Days of the Company receiving written notice from the Sponsor that such relief is inconsistent with this Agreement.

10.    MUTUAL TERMINATION. This Agreement may be terminated by mutual, written agreement among (a) the Company, and (b) the Requisite Consenting Creditors.

11.    COMPANY TERMINATION EVENTS. The Company may terminate this Agreement, upon the occurrence of any of the following events (each a “Company Termination Event):

(a)    a failure by any Consenting Creditor to timely vote all its Participating Claims (as defined herein) in accordance with Section 2(a)(iii) hereof; provided that the foregoing shall not apply if Consenting Creditors holding in excess of 67.0% of all First Lien Claims have submitted ballots to accept the Plan (and not withdrawn such ballots) in accordance with Section 2(a)(iii) hereof;

(b)    without limiting Section 11(a) hereof, the breach by one or more Consenting Creditors of any of the material obligations, representations, warranties, or covenants of such Consenting Creditors set forth in this Agreement, and which breach remains uncured after three (3) Business Days after receipt by the Requisite Consenting Creditors of written notice from the Company; provided that the foregoing shall not apply if non-breaching Consenting Creditors hold in excess of 67.0% of all First Lien Claims as of such date;

(c)    the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, an order of the Bankruptcy Court which has not been stayed), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a portion of the Restructuring and in each case which remains uncured after three (3) Business Days after receipt by the Requisite Consenting Creditors of written notice from the Company;

(d)    a Consenting Creditor or any of its affiliates files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Consenting Creditor’s and/or the applicable filing party’s receiving written notice from the Company that such motion or pleading is inconsistent with this Agreement; provided that the foregoing shall not apply if non-breaching Consenting Creditors hold in excess of 67.0% of all First Lien Claims as of such date;

(e)    a Consenting Creditor files, publicly proposes or otherwise supports any (i) Alternative Proposal (other than a Payout Event Proposal), or (ii) amendment or modification to the Restructuring containing any terms that are inconsistent with this Agreement and such filing, proposal or support has not been withdrawn within two (2) Business Days of the Consenting Creditor receiving written notice from the Company that such filing, proposal or support violates this Agreement; provided that the foregoing shall not apply if non-breaching Consenting Creditors hold in excess of 67.0% of all First Lien Claims as of such date;

(f)    the Bankruptcy Court grants relief that is inconsistent in any respect with this Agreement and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement within five (5) Business Days of the Consenting Creditors’ receiving written notice from the Company that such relief is inconsistent with this Agreement;

(g)    the occurrence of a Material Adverse Change; or

(h)    if the board of directors of any Debtor at any time determines in good faith that continued performance under this Agreement would be inconsistent with its fiduciary duties.

12.	TERMINATION.

(a)    This Agreement shall terminate if the New Money Backstop Commitment Agreement terminates for any reason, provided that if the New Money Backstop Commitment Agreement is terminated by the Company upon the breach of Initial Consenting Creditors in respect of which the Company may terminate that agreement, the Breakup Fee shall not be due and payable hereunder.

(b)    Subject to Section 11(h), no Party may terminate this Agreement based on a Company Termination Event, Creditor Termination Event, or Sponsor Termination Event, as applicable, caused by such Party’s failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions).

(c)    Upon the termination of this Agreement by the Requisite Consenting Creditors or the Company, (i) all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement other than obligations under this Agreement which by their terms expressly survive a termination date, and (ii) there shall be no liability or obligation on the part of any Party.

(d)    Upon the termination of this Agreement as to the Sponsor following a Sponsor Termination Event, (i) the Sponsor shall be released from its commitments, undertakings, and agreements under or related to this Agreement other than obligations under this Agreement which by their terms expressly survive a termination date, and (ii) there shall be no liability or obligation on the part of any Party to the Sponsor.

(e)    In no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to the Company’s obligations to pay the First Lien Fees and Expenses, and (ii) obligations under this Agreement which by their terms expressly survive a termination date.

13.	TRANSFER OF CLAIMS

(a)    Each Consenting Creditor and the Sponsor agrees that it shall not sell, assign, grant, transfer, convey, hypothecate or otherwise dispose of (each, a “Transfer”) any Claims, including First Lien Claims, against the Company now owned or hereafter acquired (collectively, the “Participating Claims”), or any option thereon or any right or interest (voting or otherwise) in any or all of its Participating Claims, except to a party that (i) is a Consenting Creditor, or (ii), as a condition subsequent to the effectiveness of any such Transfer, executes and delivers a Transfer Agreement in the form attached hereto as Exhibit B to counsel to the Ad Hoc First Lien Group, the Company, and to Weil, Gotshal & Manges LLP (“Weil”) no more than two (2) business days after the settlement of the relevant Transfer in accordance with Section 26 hereof, and any such Participating Claims automatically shall be deemed to be subject to the terms of this Agreement. With respect to any Transfers effectuated in accordance with clause (ii) above, (A) such transferee shall be deemed to be Consenting Creditor for purposes of this Agreement, and (B) the Company shall be deemed to have acknowledged such Transfer.

(b)    This Agreement shall in no way be construed to preclude any Consenting Creditor from acquiring additional Claims against the Company other than DIP ABL Revolving Loans or DIP ABL Revolving Commitments; provided, that, (i) any such additional Claims automatically shall be deemed to be Participating Claims and shall be subject to all of the terms of this Agreement and (ii) each such Consenting Creditor agrees that such additional Participating Claims shall be subject to this Agreement. Each Consenting Creditor agrees to provide to counsel to the Ad Hoc First Lien Group, the Company, and Weil notice in accordance with Section 26 hereof of (x) the acquisition of any additional Participating Claims and (y) whether such Claims were acquired from an existing Consenting Creditor, no more than two (2) business days after of the consummation of the transaction acquiring such additional Participating Claims.

(c)    Notwithstanding anything herein to the contrary, (i) any Consenting Creditor may Transfer any of its Participating Claims to a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Creditor; provided, that, the Qualified Marketmaker subsequently Transfers all right, title and interest in such Participating Claims to a transferee that is or becomes a Consenting Creditor in accordance with this Agreement, and the transfer documentation between the transferring Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims that it acquires from an entity that is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor.

(d)    Notwithstanding the foregoing, if at the time of a proposed Transfer of such Participating Claims to a Qualified Marketmaker, such Participating Claims (x) may be voted on the Plan or any Alternative Proposal, the proposed transferor Consenting Creditor must first vote such Participating Claims in accordance with Section 2(a)(iii), or (y) have not yet been and may not yet be voted on the Plan or any Alternative Proposal and such Qualified Marketmaker does not Transfer such Participating Claims to a subsequent transferee prior to the third (3rd) business day prior to the expiration of the applicable voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Participating Claims in accordance with the terms hereof; provided, that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Participating Claims at such time that the transferee of such Participating Claims becomes a Consenting Creditor with respect to such Participating Claims.

(e)    Any Transfer of Participating Claims that does not comply with this Section 13 shall be deemed null and void ab initio in all respects and without further action by any Party.

(f)    Notwithstanding anything herein to the contrary, to the extent that a Consenting Creditor effects the Transfer of all of its Claims in accordance with this Agreement, including, for the avoidance of doubt, in accordance with the foregoing portion of this Section 13, such Consenting Creditor shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder.

14.	COOPERATION.

(a)    The Company shall use commercially reasonable efforts to provide counsel for the Ad Hoc First Lien Group and the Sponsor drafts of all motions, applications, and other pleadings the company intends to file with the Bankruptcy Court to implement the Restructuring (or that could be reasonably expected to affect the interests of holders of First Lien Claims, in their capacities as such) at least three (3) business days before the date when the Company intends to file such pleading, unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall use commercially reasonable efforts to notify telephonically or by electronic mail counsel to the Ad Hoc First Lien Group and the Sponsor to advise them as such and, in any event, shall provide such drafts as soon as reasonably practicable.

(b)    Each Consenting Creditor shall use commercially reasonable efforts to provide counsel for the Company drafts of all motions, applications, and other pleadings the Consenting Creditor intends to file with the Bankruptcy Court to implement the Restructuring at least three (3) business days before the date when such Consenting Creditor intends to file such pleading, unless such advance notice is impossible or impracticable under the circumstances, in which case the Consenting Creditor shall use commercially reasonable efforts to notify telephonically or by electronic mail counsel to the Company to advise them as such and, in any event, shall provide such drafts as soon as reasonably practicable.

15.    AMENDMENTS. Unless otherwise specifically provided herein, no amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Company and the Requisite Consenting Creditors; provided, however, that any amendment to this Agreement to (i) the defined term “Requisite Consenting Creditors,” (ii) the conditions to the effectiveness of this Agreement set forth in Section 37, and (iii) this Section 15, shall require the written consent of the Company and each Initial Consenting Creditor.

16.    ENTIRE AGREEMENT. This Agreement, including the Restructuring Term Sheet and the attached exhibits, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Consenting Creditor or First Lien Professional and the Fee Letters shall survive this Agreement and shall continue to be in full force and effect in accordance with their terms.

17.    SURVIVAL OF AGREEMENT. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Sections 4(a)(viii), 4(a)(x)(A), and 15 through 35 survive such termination and shall continue in full force and effect in accordance with the terms hereof. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and in contemplation of possible filings by the Company under Chapter 11 of the Bankruptcy Code, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.

18.    IPCOs; ADDITIONAL AGREEMENTS. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that CLSIP Holdings LLC (“CLSIP HoldCo”) and CLSIP LLC (“CLSIPCo” and, collectively, the “IPCos”) shall be Parties to this Agreement only to the extent their respective obligations or undertakings (including representations, and warranties) do not conflict with, or breach, any material contractual obligation or undertaking of those entities, including the CLSIP Loan Credit Agreement and their formation or organizational documents, (collectively, the “Non-RSA IPCo Undertakings”); provided further that to the extent any of the Non-RSA IPCo Undertakings would otherwise conflict with, or breach, any of the IPCos’ respective covenants, obligations, undertakings, representations, or warranties under this Agreement, the applicable covenant, undertaking, representation or warranty under this Agreement shall be automatically amended and deemed amended without any further action by any Party solely with respect to CLSIP HoldCo and/or CLSIPCo, as applicable, such that no such conflict or breach (including any Consenting Creditor Termination Event or Sponsor Termination Event that might otherwise occur) shall exist and in no event shall the IPCos have any monetary liability as a result of their status as Parties under this Agreement.

19.    NO WAIVER OF PARTICIPATION AND PRESERVATION OF RIGHTS. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by email in portable document format (.pdf).

21.    HEADINGS. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22.    RELATIONSHIP AMONG PARTIES. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Consenting Creditor. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, but subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Term Loan Credit Agreement and the First Lien Indentures; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

23.    REMEDIES. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24.    NO COMMITMENT. Neither any Consenting Creditor nor the Sponsor shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Consenting Creditor or the Sponsor and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25.	JURY TRIAL, GOVERNING LAW AND DISPUTE RESOLUTION.

(a)    The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between or among the Parties arising out of this Agreement, whether sounding in contract, tort or otherwise.

(b)    This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that, subject to Section 25(c), any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Agreement, each of the Parties hereby: (i) irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding; and (ii) waives any objection to laying venue in any such action, suit or proceeding.

(c)    Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in Section 25(a)–(b) shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Agreement, and each Party irrevocably and unconditionally consents to the jurisdiction and venue of the Bankruptcy Court to hear and determine such matters during the pendency of the Chapter 11 Cases.

26.    NOTICES. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, mailed (first class postage prepaid) or by email to the Parties at the below addresses, or e-mail addresses. For the avoidance of doubt when written notice or approval from Requisite Consenting Creditors is required by this Agreement, email from Requisite Consenting Creditors’ counsel to Company’s counsel shall be sufficient.

If to the Company:

Claire’s Stores, Inc.

2400 West Central Road

Hoffman Estates, IL 60192

Attn:    Stephen Sernett

Facsimile: (312)

E-mail Address:    Stephen.Sernett@claires.com

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:    Ray C. Schrock, P.C.

            Matt Barr

            Ryan Preston Dahl

Facsimile: (212) 310 8007

E-mail Address:    ray.schrock@weil.com

                               matt.barr@weil.com

                               ryan.dahl@weil.com

If to a Consenting Creditor, to the address set forth beneath such lender’s signature block, and, if to an Initial Consenting Creditor, with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:    Matthew A. Feldman

             Brian S. Lennon

             Daniel I. Forman

Telephone: (212) 728-8000

Facsimile: (212) 728-8111

E-mail Address:    mfeldman@willkie.com

                                blennon@willkie.com

                                dforman@willkie.com

If to the Sponsor:

Apollo Management Holdings, L.P.

9 West 57th Street

New York, NY 10019

Attn:     Lance Milken

             John Suydam

Telephone: (212) 515-3200

E-mail Address:     milken@apollolp.com

                                suydam@apollolp.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:     Jeffrey D. Saferstein

Facsimile: (212) 373-3000

Email Address:     jsaferstein@paulweiss.com

27.    NO ASSIGNMENTS; THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, this Agreement may not be assigned by any Party. In furtherance of the foregoing, the rights of an Initial Consenting Creditor in its capacity as such are personal to it and may not be assigned to any party. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28.    CONFLICTS BETWEEN THE RESTRUCTURING TERM SHEET AND THIS AGREEMENT. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 28 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 15 herein.

29.    SETTLEMENT DISCUSSIONS. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30.    GOOD-FAITH COOPERATION; FURTHER ASSURANCES. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31.    ACCESS. The Company will promptly provide the First Lien Professionals and Initial Consenting Creditors access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any executory contracts and unexpired leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

32.    QUALIFICATION ON CONSENTING CREDITOR REPRESENTATIONS. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

33.    PUBLICITY. The Company shall use commercially reasonable efforts to submit drafts to the First Lien Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34.    SEVERABILITY. If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement.

35.	COMPANY FIDUCIARY DUTIES

(a)    Nothing in this Agreement shall require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as determined by them after consultation with legal counsel).

(b)    All Consenting Creditors reserve all rights they may have, including the right to challenge any exercise by the Company, or any directors, officers, or members of the Company of their respective fiduciary duties.

36.    ADDITIONAL CONSENTING CREDITORS. Any holder of First Lien Claims may at any time become a party to this Agreement as a Consenting Creditor (a “Joining Party”) by executing a joinder agreement (the “Joinder”) substantially in the form attached as Exhibit C hereto, pursuant to which such Joining Party represents and warrants to the Company and the other Consenting Creditors that it agrees to be bound by the terms of this Agreement as a Consenting Creditor hereunder.

37.	CONDITION TO EFFECTIVENESS OF RESTRUCTURING SUPPORT AGREEMENT.

(a)    This Agreement shall be effective and binding upon each Consenting Creditor and Sponsor immediately upon such Party’s execution and delivery of its signature page to the Company; provided, that, if the Agreement Effective Date with respect to the Company does not occur prior to March 19, 2018, this Agreement shall be null and void ab initio and of no force and effect and without any further action by any Party.

(b)    This Agreement shall be effective and binding upon the Company immediately upon the execution and delivery of signature pages to the Company of Consenting Creditors holding not less than 67.0% of all First Lien Claims.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CLAIRE’S INC.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLAIRE’S STORES, INC.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLAIRE’S BOUTIQUES, INC.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CBI DISTRIBUTING CORP.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLAIRE’S PUERTO RICO CORP.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLAIRE’S CANADA CORP.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLSIP HOLDINGS LLC

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CLSIP LLC

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

BMS DISTRIBUTING CORP.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

CSI CANADA LLC

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Senior Vice President and General Counsel

[CONSENTING CREDITOR]

By:
Name:
Title:

Telephone:
Facsimile:

ABL Credit Facility Claims

$

Revolving Credit Facility Claims

$

First Lien Term Loan Claims

$

First Lien Notes due 2019

$

First Lien Notes due 2020

$

Second Lien Notes Claims

$

Unsecured Notes Claims

$

NOTICE ADDRESS:

[                                 ]

[                                 ]

Attention: [                        ]

Facsimile: [                        ]

E-mail: [                             ]

Signature Page to Restructuring Support Agreement

APOLLO MANAGEMENT HOLDINGS, L.P. By Apollo Management Holdings GP, LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President

Telephone:
Facsimile: Email:

[List of holdings on following page]

Signature Page to Restructuring Support Agreement

ABL Credit Facility Claims

$

Revolving Credit Facility Claims

$

First Lien Term Loan Claims

$

First Lien Notes due 2019

$

First Lien Notes due 2020

$

Second Lien Notes Claims

$

Unsecured Notes Claims

$

NOTICE ADDRESS:
[ ]
[ ]
Attention: [ ]
Facsimile: [ ] E-mail: [ ]

*    *     *    *    *

Signature Page to Restructuring Support Agreement

Exhibit A

Restructuring Term Sheet

CLAIRE’S INC., ET AL.

RESTRUCTURING TERM SHEET

March 19, 2018

This term sheet (the “Term Sheet”) sets forth the principal terms of a comprehensive restructuring of the existing debt and other obligations of the Company (on the terms set forth herein, the “Restructuring”). The Restructuring will be consummated through prearranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and as otherwise set forth in the restructuring support agreement to which this Term Sheet is attached as Exhibit A (the “RSA”) and this Term Sheet.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAW.

Material Terms of the Restructuring

Term	Description

Overview of the Restructuring

This Term Sheet contemplates the Restructuring of Claire’s Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries that are listed on Schedule A hereto (collectively, the “Debtors”, and together with CLSIP Holdings LLC, CLSIP LLC, Claire’s Stores Canada Corp, and Claire’s Swiss Holdings LLC and its direct and indirect subsidiaries, the “Company”).

To implement the Restructuring, the Company will consummate the transactions set forth in this Term Sheet, which include the Debtors filing voluntary petitions for relief under the Bankruptcy Code by March 19, 2018 (the date of commencement of the Chapter 11 Cases, the “Petition Date”) and obtaining confirmation from the Bankruptcy Court of the Plan (as defined in the RSA) within the deadlines set forth in the Milestones set forth below. For the avoidance of doubt, none of (i) CLSIP Holdings LLC, (ii) CLSIP LLC, (iii) Claire’s Stores Canada Corp., a Canadian corporation, or (iii) Claire’s Swiss Holdings LLC or any of its subsidiaries will file voluntary petitions for relief under the Bankruptcy Code or commence comparable proceedings under local law.

The initial parties to the RSA will be:

(i) Claire’s Inc. and each of its direct and indirect wholly-owned domestic subsidiaries;[1]

(ii) the Initial Consenting Creditors (as defined in the RSA) represented by Willkie Farr & Gallagher LLP and Millstein & Co., LLC (the “Ad Hoc First Lien Group”)

[1]	Including CLSIP Holdings LLC, and CLSIP LLC, but not Claire’s Swiss Holdings LLC, as parties to the RSA. Company parties to the RSA shall cause all direct and indirect subsidiaries to comply with RSA as provided therein.

As of the date hereof, the Ad Hoc First Lien Group beneficially holds or controls: (a) 26.1% of the aggregate principal amount of outstanding loans under that certain ABL Credit Agreement, dated September 20, 2016 (as amended, modified, or supplemented from time to time, the “Existing ABL Revolver”); (b) 26.1% of the aggregate principal amount of outstanding loans under that certain Second Amended and Restated Credit Agreement, dated as of September 20, 2016 (as amended, modified, or supplemented from time to time, the “Existing RCF”); (c) 59.5% of the aggregate principal amount of outstanding Senior Secured First Lien Term Loan due 2021 (the “Claire’s Term Loan”) issued by Claire’s Stores Inc. under that certain Term Loan Credit Agreement, dated September 20, 2016 (as amended, modified, or supplemented from time to time, the “Claire’s Term Loan Credit Agreement”); (d) 69.6% of the aggregate principal amount of outstanding 9% Senior Secured First Lien Notes due 2019 (the “Claire’s 2019 1L Notes”) issued by Claire’s Stores Inc. pursuant to that certain Senior Secured First Lien Notes Indenture, dated February 28, 2012 (as amended, modified, or supplemented from time to time, the “Claire’s 2019 1L Notes Indenture”); (e) 89.4% of the aggregate principal amount of outstanding 6.125% Senior Secured First Lien Notes due 2020 (the “Claire’s 2020 1L Notes”) issued by Claire’s Stores Inc. pursuant to that certain Senior Secured First Lien Notes Indenture, dated March 15, 2013 (as amended, modified, or supplemented from time to time, the “Claire’s 2020 1L Notes Indenture” and all claims arising under the Claire’s Term Loan Credit Agreement, the Claire’s 2019 1L Notes Indenture, and the Claire’s 2020 1L Notes Indenture, and the term loans and notes issued pursuant to the foregoing instruments shall be referred to herein collectively as the “First Lien Claims”)[2]; (f) 26.1% of the aggregate principal amount of outstanding Gibraltar Unsecured Term Loan due 2019 (the “Gibraltar 2019 Term Loan”) issued by Claire’s Gibraltar Holdings Limited. pursuant to that certain Credit Agreement, dated as of August 12, 2016 (as amended, modified, or supplemented from time to time, the “Gibraltar 2019 Term Loan Credit Agreement”); (g) 60.2% of the aggregate principal amount of outstanding 9% Gibraltar Unsecured Term Loan due 2021 (the “Gibraltar 2021 Term Loan”) issued by Claire’s Gibraltar Holdings Limited. pursuant to that certain Term Loan Credit Agreement, dated September 20, 2016 (as amended, modified, or supplemented from time to time, the “Gibraltar 2021 Term Loan Credit Agreement”); (h) 60.1% of the aggregate principal amount of outstanding CLSIP Senior Secured Term Loan due 2021 (the “CLSIP Loan”) issued by CLSIP LLC pursuant to that certain Term Loan Credit Agreement, dated September 20, 2016 (as amended, modified, or supplemented from time to time, the “CLSIP Loan Credit Agreement”); and (i) 7.9% of the aggregate principal amount of outstanding 8.875 % Senior Notes Due 2020 (the “Claire’s 2L Notes”) issued by Claire’s Stores, Inc. pursuant to the certain Senior Secured Second Lien Notes Indenture, dated as of March 4, 2011 (as amended, modified or supplemented from time to time, the “Claire’s 2L Notes Indenture”) (all claims arising under the Claire’s 2L Notes Indenture and the Claire’s 2L Notes shall be referred to herein collectively as the “Second Lien Claims”); and (j) 83.0% of the aggregate principal amount of outstanding 7.775% Senior Notes Due 2020 (the “Unsecured Notes”) issued by Claire’s Stores, Inc. pursuant to the certain Senior Notes Indenture, dated as of May 14, 2013 (as amended, modified or supplemented from time to time, the “Unsecured Notes Indenture”) (all claims arising under the Unsecured Notes Indenture and the Unsecured Notes shall be referred to herein collectively as the “Unsecured Notes Claims) and does not beneficially own or control any other debt claims not disclosed here; and

(iii) Apollo Management Holdings, L.P., as manager and/or investment advisor of funds that are the owners and/or beneficial holders of interests in and claims against the Company (the “Sponsor”) (“Sponsor”), which, as of the date hereof, consist of approximately 28% of the Claire’s Term Loan, approximately 28% of the Gibraltar 2021 Term Loan, approximately 28% of the CLSIP Loan, and 97.66% of the outstanding equity interests of the Company and does not beneficially own or control any other debt or equity claims not disclosed here, (collectively with the Initial Consenting Creditors and the Company, the “Restructuring Support Parties”).

[2]	For the avoidance of doubt “First Lien Claims” excludes claims outstanding with respect to the Existing ABL Revolver and the Existing RCF.

Financing

DIP Financing	Prior to the Petition Date, the Debtors shall have entered into a debt financing commitment letter with Citibank Global Markets Inc. providing for debtor-in-possession financing on the terms attached hereto as Exhibit 1 (the “DIP Term Sheet”).

Permitted Refinancing Stipulation	The Consenting Creditors hereby stipulate that entry into the agreement governing the DIP Facilities (as defined in the DIP Term Sheet) (the “DIP Credit Agreement”) constitutes a “Permitted Refinancing” as such term is defined by the ABL Intercreditor Agreement.

Adequate Protection

During the Chapter 11 Cases, the Company shall provide adequate protection with respect to First Lien Claims consisting of:

(i) the adequate protection provided by clauses (c), (d), and (e) of the “Adequate Protection” provision of the DIP Term Sheet;

(ii) customary lien stipulations, and (iii) timely payment of the reasonable and documented fees and expenses (but not success fees, transaction fees, or similar fees), including reasonable and documented professional fees and expenses, incurred by (A) the Ad Hoc First Lien Group, and (B) the agents under the Existing ABL Revolver, the Existing RCF, and the Claire’s Term Loan, and the trustees under the Claire’s 2019 1L Notes Indenture and the Claire’s 2020 1L Notes Indenture; provided that the payment of all such fees and expenses shall be subject to the Debtors’ or any party in interest’s rights to seek a determination that such payments should be recharacterized as repayment on account of the secured portion of First Lien Claims as of the Petition Date.

Upon the termination of the RSA by the Requisite Consenting Creditors (as defined in the RSA) in accordance with its terms, the Requisite Consenting Creditors shall have the right to file a motion with the Bankruptcy Court requesting additional adequate protection on account of First Lien Claims with respect to their interest in the Notes Priority Collateral (as defined in the ABL Intercreditor Agreement), including in the form of cash-pay interest at the default rate on account of First Lien Claims; provided that the Debtors’ or any party in interest’s rights to contest any such request on any basis whatsoever are fully reserved.

For the avoidance of doubt, in no instance shall the Debtors be required to provide adequate protection on account of First Lien Claims in the form of cash-pay interest unless otherwise ordered by the Bankruptcy Court after the occurrence of an RSA Milestone Event.

CLSIP Loan Amendment/Refinancing

Not later than seven (7) days following the Petition Date, the Company shall enter into a forbearance with respect to the CLSIP Loan Credit Agreement, with the holders of the CLSIP Loan other than insiders of the Company (as insider is defined in the Bankruptcy Code) (the “CLSIP Creditors”) on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors (the “CLSIP Forbearance Agreement”), to provide, among other things, that any “going concern” default arising with respect to the CLSIP Loan, and any other defaults arising on account of the transactions and agreements contemplated hereby, shall be waived during the pendency of the Chapter 11 Cases.

CLSIP Creditors consenting to the CLSIP Forbearance Agreement and the Sponsor, solely with respect to the Sponsor’s CLSIP Loan claims, will receive a one-time forbearance fee paid in kind (i.e. additional CLSIP loan principal amount owed) of 2.75% of their holdings under the CLSIP Loan.

Such forbearance fee paid in kind shall accrue interest at the default rate from the closing date of the CLSIP Forbearance Agreement and be paid interest as set forth below. Additionally, the CLSIP Forbearance Agreement will:

•  provide for payment of interest in cash on a regularly scheduled basis while the CLSIP Forbearance Agreement is in effect at the default rate; and

•  provide that the CLSIP Loan, including amounts on account of the forbearance fee and interest on such forbearance fee, will be repaid in full on the Effective Date (as defined in the RSA).

Chapter 11 Plan Implementation

New Money Investment

On or prior to seven (7) days after the “first day” hearing, the Company, the Initial Consenting Creditors and the Sponsor shall execute the backstop commitment agreement on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors (the “New Money Backstop Commitment Agreement”) pursuant to which the Initial Consenting Creditors and the Sponsor will backstop an investment in the Company, in the allocations set forth on Schedule I to the RSA, up to $575 million (the “New Money Investment”) comprised of (i) a $75 million new exit ABL revolver (the “New ABL Revolver”), (ii) $250 million of a new first lien exit term loan (the “New First Lien Term Loan”) and (iii) up to $250 million of preferred stock or equity interests of reorganized Claire’s (the “Preferred Equity Interests”). The Backstop Agreement shall further provide for the payment, on the Effective Date, of First Lien Fees and Expenses (as defined in the RSA) that are accrued but unpaid as of the Effective Date.

As part of the solicitation of acceptances for the Plan, the Company shall commence a rights offering through which holders of First Lien Claims that are qualified institutional buyers and/or accredited investors (each, an “Eligible Holder”) will receive rights to participate, on a pro rata basis, in the New Money Investment less the Holdback Amount (defined below) (the “Rights Offering”). The Backstop Parties (defined below) will purchase any and all of the New Money Investment not subscribed in the Rights Offering. The amount of the New Money Investment each participant purchases through the Rights Offering and the Plan will be allocated as follows (as may be adjusted to account for the adjusted Preferred Investment Amount): (i) 13.0434782% to commitments under the New ABL Revolver; (ii) 43.4782609% to the purchase of notes issued under the New First Lien Term Loan; and (iii) 43.4782609% to the investment of the Preferred Investment Amount (defined below).

Each holder of First Lien Claims that executes a joinder to the RSA on or prior to ten (10) business days after the Petition Date, and subsequently subscribes for their pro rata share of the Rights Offering (collectively, excluding the Backstop Parties, the “Supporting Parties”). Each Supporting Party shall receive its pro rata allocation of the following, where pro rata allocation is calculated by dividing the amount of such Supporting Party’s First Lien Claims by the total amount of First Lien Claims:

(a) a premium equal to 3.5% of the maximum Preferred Investment Amount (defined below), or $8.75 million, (the “Preferred Commitment Premium”), which Preferred Commitment Premium shall be paid in additional Preferred Equity Interests issued to the Supporting Parties on the Effective Date; and

(b) a premium equal to 1.5% of the total commitment amount of the New First Lien Term Loan, or $3.75 million (the “Term Commitment Premium” and together with the Preferred Commitment Premium, the “Commitment Premiums”), which Term Commitment Premium shall be paid in cash on the Effective Date.

Proceeds of the New Money Investment, together with cash on hand, shall be used (i) to repay the DIP Facilities, the CLSIP Loan, the Gibraltar 2019 Term Loan, the Gibraltar 2021 Term Loan and the Gibraltar Intermediate Secured Term Loan due 2019, (ii) to fund the costs arising from the administration of the Debtors’ Chapter 11 Cases (including “emergence” costs), and (iii) for working capital requirements and general corporate purposes.

New ABL Revolver

Terms for the New ABL Revolver will be on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors and shall provide that:

•  the New ABL Revolver shall be secured by a first lien on assets constituting ABL Priority Collateral (as defined in that certain [ABL] Intercreditor Agreement, dated as of September 20, 2016) and a second lien on all other assets with respect to the New First Lien Term Loan; and

•  the New ABL Revolver will (i) mature 4 years after the Effective Date, (ii) bear interest at L+350 bps with no floor, payable in cash quarterly, and (iii) include an undrawn commitment fee 0.75%.

New First Lien Term Loan

Material terms for the New First Lien Term Loan include:

The New First Lien Term Loan shall be secured by a first lien on all assets other than ABL Priority Collateral (including all foreign stock that may be pledged with no material tax consequences, and including at least 65% of the voting stock of top-tier foreign holding companies and 100% of the economic value of top tier foreign holding companies to the extent such value may be pledged without material adverse tax consequences) subject to customary exceptions and exclusions, and a second lien on assets constituting ABL Priority Collateral with respect to the New ABL Revolver. Additionally, the New First Lien Term Loan shall permit the company to incur up to $175 million of indebtedness senior in lien priority to the New First Lien Term Loan.

The New First Lien Term Loan will (i) mature 20 years from the Effective Date and (ii) bear interest at L+725 bps with a 1.5% LIBOR floor per annum, payable in cash quarterly. The full principal amount of the New First Lien Term Loan will be due at maturity, and have no amortization.

The New First Lien Term Loan will include a make-whole redemption provision (the “Make-Whole Premium”), subject to waiver by two-thirds supermajority of holders of the New First Lien Term Loan, which shall be owed and payable upon a change of control, merger, sale of all or substantially all assets, acceleration, default, bankruptcy, insolvency, redemption or prepayment whether mandatory or at the reorganized Company’s option. “Make-Whole Premium” means, as of any date on which the New First Lien Term Loan is repaid or prepaid, the greater of (i) 1.0% of the principal amount of the New First Lien Term Loan and (ii) the excess of (A) the present value at such date of redemption of (1) the principal amount of the New First Lien Term Loan, plus (2) all remaining required interest payments (assuming that the rate of interest will be equal to (x) the U.S. dollar interest rate swap rate with a duration most nearly equal to the then remaining term of New First Lien Term Loan to the Maturity Date (as quoted by Bloomberg) plus 7.25% per annum or (y) if such rate in clause (x) is not available, the rate of interest applicable to the New First Lien Term Loan on the date that is two (2) business days prior to the date on which the notice of prepayment is delivered) due on the New First Lien Term Loan through the Maturity Date (excluding accrued but unpaid interest to the date of repayment or prepayment), computed using a discount rate equal to the applicable treasury rate plus 50 basis points, over (B) the principal amount of the New First Lien Term Loan.

The terms for the New First Lien Term Loan shall otherwise be consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors.

Preferred Equity Interests

The Preferred Equity Interests shall initially be convertible into [●]%[3] of the new common stock or equity interests of reorganized Claire’s (the “New Common Interests”), at holders’ option at any time.

The Preferred Equity Interests will bear a 14% annual dividend on its liquidation preference (inclusive of all fees and additional Preferred Equity Interests issued as part of the Restructuring), payable in cash or, at the option of the holder (which option must be delivered to the Company at least 180 days before each payment date), accrued quarterly.

The Preferred Equity Interests, which shall have an aggregate investment amount equal to the greater of (x) $200 million and (y) the investment amount of Preferred Equity Interests, not to exceed $250 million, such that the Company’s consolidated cash on the Effective Date shall be not more than $100 million assuming no draw on the New ABL Revolver and pro forma for all uses of cash associated with the Restructuring[4] (the greater of (x) and (y), the “Preferred Investment Amount”), will be offered at a 37.5% discount to plan equity value, and shall have a maximum initial liquidation preference of $400 million excluding fees (or $426.25 million after accounting for the issuance of additional Preferred Equity Interests to the Supporting Parties and Backstop Parties on account of the Preferred Commitment Premium and Preferred Equity Backstop Fee).

The Preferred Equity Interests shall have an early redemption premium (the “Preferred Redemption Premium”), subject to waiver by two-thirds supermajority of holders of the Preferred Equity Interests, owed and payable upon a change of control, merger, sale of all or substantially all assets, acceleration, default, bankruptcy, insolvency, redemption or prepayment whether mandatory or at the reorganized Company’s option. “Preferred Redemption Premium” means, as of any date on which Preferred Equity Interests are redeemed, the greater of (i) 1.0% of the liquidation preference of such Preferred Equity Interests (inclusive of all fees and additional Preferred Equity Interests issued as part of the Restructuring) and (ii) the excess of (A) the present value at such date of redemption of (1) the liquidation preference of such Preferred Equity Interests (inclusive of all fees and additional Preferred Equity Interests issued as part of the Restructuring), plus (2) all remaining required dividends due on the such Preferred Equity Interests through the twentieth (20th) anniversary of the Effective Date assuming such dividends would be elected to be paid in cash, computed using a discount rate equal to the applicable treasury rate plus 50 basis points, over (B) the liquidation preference of such Preferred Equity Interests (inclusive of all fees and additional Preferred Equity Interests issued as part of the Restructuring).

The terms will also include certain standard and customary covenants, among other provisions, on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors.

[3]	To be equal to (a) the total initial liquidation preference of the New Preferred Stock, including the Preferred Commitment Premium and Preferred Equity Backstop Fee (as defined below) (the “Aggregate New Preferred Stock Initial Liquidation Preference”), divided by (b) the sum of: (i) such Aggregate New Preferred Stock Initial Liquidation Preference, plus (ii) the value of the New Common Stock based on a total enterprise value upon and pro forma for the Effective Date and all payments or accruals related to the Restructuring of $1.4 billion, with such calculation being satisfactory to the Requisite Consenting Creditors in their reasonable discretion.
[4]	Which amount shall be estimated in good faith by the Company prior to commencement of the Rights Offering subject to the reasonable consent of the financial advisors to the Ad Hoc First Lien Group.

New Money Backstop Commitment Agreement

Pursuant to the New Money Backstop Commitment Agreement, the Initial Consenting Creditors and Sponsor (the “Backstop Parties”) shall, in the allocations set forth on Schedule I to the RSA, (i) have the option to purchase up to 50% of the New Money Investment (the amount of the New Money Investment purchased pursuant to this option being the “Holdback Amount”), and (ii) commit to purchase all of the New Money Investment not purchased by other holders of First Lien Claims in the Rights Offering.

The Backstop Parties shall receive, in the allocations set forth in Schedule I to the RSA, the remainder of the Commitment Premiums, and:

(a) a backstop fee earned upon execution of the New Money Backstop Commitment Agreement of 7.0% of the maximum Preferred Investment Amount, or $17.5 million, (the “Preferred Equity Backstop Fee”), which Preferred Equity Backstop Fee shall be paid in additional Preferred Equity Interests issued to the Initial Consenting Creditors on the Effective Date; and

(b) a backstop fee of 3.5% of the total commitment amount of the New First Lien Term Loan, or $8.75 million (the “New Term Loan Backstop Fee” and together with the Commitment Premiums and the Preferred Equity Backstop Fee, the “Backstop Fee”), which New Term Loan Backstop Fee shall be paid in cash on the Effective Date.

Claire’s Inc. shall have the right to participate in the New Money Investment on the same terms as the Initial Consenting Creditors and in the allocation set forth on Schedule I to the RSA.

Conditions Precedent to Emergence

The occurrence of the Effective Date shall be subject to the following conditions precedent; provided that any condition could be waived with the consent of the Debtors and the Requisite Consenting Creditors (as defined in the RSA):

•  the RSA shall not have been terminated and remains in full force and effect, other than on account of a breach by the Sponsor or one or more of the Consenting Creditors;

•  the Bankruptcy Court shall have entered:

•  the DIP Orders (defined below) in form and substance consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors;

•  the order approving the disclosure statement (the “Disclosure Statement”) and solicitation materials related to the Plan (the “Disclosure Statement Order”) in form and substance consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors; and

•  the order confirming the Plan, any exhibits or supplements thereto, and approving the assumption of the New Backstop Commitment Agreement (the “Confirmation Order”) in form and substance consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors;

•  the Debtors shall not be in default under the DIP Credit Agreement or the DIP Orders that results in an acceleration of the obligations outstanding under the DIP Credit Agreement (or, to the extent that the Debtors have been in default or are in default, in each case, that results in the acceleration of outstanding obligations, on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured by the Debtors in a manner consistent with the DIP Credit Agreement and/or the DIP Orders);

•  (i) the Debtors shall have entered into credit agreements governing the terms of the New ABL Revolver and the New First Lien Term Loan (with all conditions precedent thereto having been satisfied or waived), and (ii) organizational documents and agreements providing for the terms of the Preferred Equity Interests shall be adopted, in each case, on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors;

•  the New Money Backstop Commitment Agreement shall not have been terminated and remain in full force and effect (with all conditions precedent thereto having been satisfied or waived) on terms consistent with the Term Sheet and otherwise reasonably acceptable to the Company and the Requisite Consenting Creditors;

•  the Professional Fee Escrow shall have been established and funded as provided herein;

•  the Company shall have generated consolidated Adjusted EBITDA (which shall be calculated using the same methodology and definition used in the Company’s financial reporting but exclusive of restructuring costs and charges incurred in connection with the Chapter 11 Cases) of at least $185 million measured as of the last month for which internal financial statements are available, and adjusted for a 52-week year, if applicable;

•  the reorganized Company, shall have minimum consolidated cash on the Effective Date, assuming no draw on the New ABL Revolver and pro forma for all uses of cash associated with the Restructuring, after giving effect to emergence costs and funding the Professional Fee Escrow, of $75 million; and

•  the Debtors shall have assumed, rejected, and/or renegotiated their store leases in consultation with the Ad Hoc First Lien Group and in a manner reasonably acceptable to each of the Debtors and the Requisite Consenting Creditors, as evaluated by reference to the Debtors’ store portfolio as a whole.

Treatment of Claims and Interests Under the Chapter 11 Plan

Claim	Proposed Treatment

Administrative and Priority Claims	Allowed administrative, priority, and tax claims shall be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims	On the Effective Date, the claims under the DIP Facilities shall be repaid in full in cash.

Existing ABL Revolver and Existing RCF Claims	Obligations outstanding under the Existing ABL Revolver and the Existing RCF as of the Petition Date, together with accrued but unpaid interest and fees, shall be paid in full, in cash, with proceeds from the DIP Facilities.

First Lien Claims	On the Effective Date, each holder of First Lien Claims (including, for the avoidance of doubt, the Backstop Parties) shall receive its pro rata share of (i) 100% of the New Common Interests, subject to dilution by the Preferred Equity Interests and the MEIP (as defined below), and (ii) (A) for Eligible Holders, the rights to participate in the Rights Offering, and (B) for holders of First Lien Claims that are not Eligible Holders, the cash value of such rights.

Unsecured Claims	On the Effective Date or as soon as reasonably practicable thereafter, each holder of (i) First Lien Claims (on account of deficiency claims totaling $[●]), (ii) Second Lien Claims, (iii) Unsecured Notes Claims and (iv) allowed general unsecured claims ((i)-(iv) collectively, the “Unsecured Claims”) shall receive its pro rata distribution from a cash pool in the amount of $[●], with such inputs, calculation and allocation being satisfactory to the Requisite Consenting Creditors in their reasonable discretion.

Intercompany Claims	Other than funded debt claims held by Claire’s Inc. against other Company entities, on account of which Claire’s Inc. shall be entitled to receive either (i) the same recovery as the Initial Consenting Creditors on account of the same debt as set forth herein, or (ii) cash consideration in an amount to be agreed by Claire’s Inc. and the Initial Consenting Creditors, intercompany claims may be reinstated or cancelled as may be determined by the Debtors with the reasonable consent of the Requisite Consenting Creditors.

Existing Claire’s Equity Interests	On the Effective Date, each holder of prepetition equity interests (including common stock, preferred stock and any options, warrants, profit interest units, or rights to acquire any equity interests) in Claire’s (the “Existing Claire’s Equity Interests”) shall receive its pro rata share of any cash or other consideration recovered by Claire’s Inc. on account of its funded debt claims against Company entities that is remaining after the satisfaction of all senior classes of claims against Claire’s Inc. in full.

Other Terms Relevant to Chapter 11 Plan Implementation

Registration Rights	Customary for any holder of claims to the extent it receives any “restricted” or “control” New Common Interests pursuant to the Securities Act, consistent with this Term Sheet and acceptable in form and substance to the Company and the Requisite Consenting Creditors.

Shareholders Agreement	On the Effective Date, holders of the New Common Interests and the Preferred Equity Interests will become party to the shareholders agreement. The provisions of the shareholders agreement shall be determined by and satisfactory to the Requisite Consenting Creditors in good faith.

Releases and Exculpation	The Plan shall provide customary releases (including third party releases) and exculpation provisions, in each case, to the fullest extent permitted by law and effective as of the Effective Date, for the benefit of the Company, the reorganized Company, the Sponsor, the Initial Consenting Creditors, the DIP Lenders, the Consenting Creditors, and such entities’ respective affiliates, and such entities’ and their affiliates’ officers, managers, directors, predecessors, successors, and assigns, subsidiaries, and each of their officers, managers, directors, equity holders, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Management Incentive Plan and Management Employment Agreements	The Company and the Initial Consenting Creditors will agree on the material terms of a management equity incentive plan (the “MEIP”), on terms and conditions reasonably acceptable to the Company and the Requisite Consenting Creditors, including with respect to emergence allocations. The terms and conditions of the MEIP will be filed with the Plan Supplement prior to the hearing on confirmation of the Plan.

New Board	The post-Restructuring board of directors of Claire’s (the “New Board”) will consist of 7 directors, one of whom will be the Company’s current Chief Executive Officer, one of whom will be designated by the Company, and the remaining of whom will be designated by the holders of the Preferred Equity Interests and New Common Interests based on each holder’s pro forma share of the New Common Interests (with the Preferred Equity Interests treated on an as fully-converted basis), and shall be identified at or prior to the hearing on confirmation of the Plan.

Indemnification Obligations	The Company’s indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the directors and the officers that are currently employed by, or serving on the Board of Directors of, any of the Company or its subsidiaries, as of the date immediately prior to the Effective Date, shall be assumed pursuant to the Plan.

Professional Fee Escrow

The Plan shall require the establishment of a professional fee escrow account (the “Professional Fee Escrow”) to be funded with cash in the amount equal to the Professional Fee Reserve Amount (as defined herein). It shall be a condition precedent to the substantial consummation of the Plan that the Company shall have funded the Professional Fee Escrow in full in cash in an amount equal to the Professional Fee Reserve Amount.

The Professional Fee Escrow shall be maintained in trust solely for the benefit of professionals retained by the Company or any official committee appointed in the Chapter 11 Cases (each a “Professional,” and collectively, the “Professionals”). The Professional Fee Escrow shall not be considered property of the Debtors, their estates, or their affiliates, and no liens, claims, or interests shall encumber the Professional Fee Escrow, or funds held in the Professional Fee Escrow, in any way.

The “Professional Fee Reserve Amount” shall consist of the total amount of unpaid compensation and unreimbursed expenses incurred by Professionals retained by the Debtors or any official committee through and including the Effective Date, in each case as determined in good faith by the applicable Professional.

All accrued and unpaid fees and expenses of the professionals to the Initial Consenting Creditors shall be paid in cash on the Effective Date.

Tax Attributes	To the extent reasonably practicable, the Restructuring shall be structured in a manner which minimizes any current cash taxes payable as a result of the consummation of the Restructuring, and the terms of the Restructuring contemplated by this Term Sheet shall be structured to maximize the favorable tax attributes of the Company going forward.

Milestones

Subject to the RSA, failure to meet any of the following deadlines (each a “Milestone”) shall enable the Requisite Consenting Creditors to terminate the RSA unless the Debtors shall have satisfied such Milestone prior to termination of the RSA:

•  Commence the Chapter 11 Cases with respect to each of the Debtors and file first day motions no later than March 19, 2018;

•  File the New Money Backstop Commitment Agreement, as executed by the Company and the Initial Consenting Creditors as soon as reasonably practicable after the Petition Date (but in no event later than seven (7) days after the first day hearing);

•  Obtain entry of the interim order approving the DIP Facilities and permitting the Debtors’ use of cash collateral (the “Interim DIP Order”) by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at least five (5) calendar days after the Petition Date);

•  File the Plan, the Disclosure Statement, and the motion for approval of the Disclosure Statement, the rights offering procedures and the solicitation procedures as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at least twenty one (21) calendar days after the Petition Date);

•  Obtain entry of the final order approving the DIP Facilities and permitting the Debtors’ use of cash collateral (the “Final DIP Order” and, together with the Initial DIP Order, the “DIP Orders”) as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at forty five (45) calendar days after the Petition Date);

•  Obtain entry of the Disclosure Statement Order as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at least seventy-five (75) calendar days after the Petition Date);

•  Commence the Rights Offering and solicitation of votes in connection with the Plan as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at least seven (7) days after entry of the Disclosure Statement Order);

•  Obtain entry of the confirmation order as soon as reasonably practicable after the Petition Date (but in no event later than the first business day that is at least sixty (75) calendar days after the Disclosure Statement Order is entered); and

•  Provided that no stay pending appeal has been granted by any court, cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than the earlier of (a) fifteen (15) calendar days after the entry of the confirmation order, and (b) one hundred eighty (180) calendar days after the Petition Date).

Fiduciary Duties	Notwithstanding anything to the contrary herein, nothing in this Term Sheet, the RSA, or any of the definitive documents implementing the Restructuring (collectively, the “Definitive Documents”) shall require the Debtors, or any of their directors or officers, to take or refrain from taking any action such person or entity believes is reasonably required to comply with its or their fiduciary duties under applicable law..

Schedule A

Debtors

BMS Distributing Corp.

CBI Distributing Corp.

Claire’s Inc.

Claire’s Boutiques, Inc.

Claire’s Canada Corp.

Claire’s Puerto Rico Corp.

Claire’s Stores, Inc.

CSI Canada LLC

Exhibit B

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                  2018 (the “Agreement”),1 by and among the Company, the Sponsor, and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Consenting Creditors (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditor for all purposes under the Agreement.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

TRANSFEREE

By:
Name:
Title:

Principal amount of First Lien Term Loan $

Principal amount of Claire’s 2019 1L Notes $

Principal amount of Claire’s 2020 1L Notes $

Principal amount of Second Lien Notes $

Principal amount of Senior Unsecured Notes $

Principal amount of other Claims against the Company (describe below): $

Notice Address:

Attn:

Fax:

Email:

[1]	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

Exhibit C

Joinder

JOINDER

The undersigned (“Joining Party”) (a) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of                  2018 (the “Agreement”),1 by and among the Company, the Sponsor, and each of the Consenting Creditors party thereto, and (b) desires to join and hereby irrevocably agrees to be bound by the terms and conditions of the Agreement in all respects, and shall be deemed a Consenting Creditor for all purposes under the Agreement.

JOINING PARTY

By:
Name:
Title:

Principal amount of First Lien Term Loan $

Principal amount of Claire’s 2019 1L Notes $

Principal amount of Claire’s 2020 1L Notes $

Principal amount of Second Lien Notes $

Principal amount of Unsecured Notes Claims $

Principal amount of other Claims against the Company (describe below): $

Notice Address:

Attn:

Fax:

Email:

[1]	Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

Schedule I1

Backstop Party	Allocation

Total:	100%

[1]	Schedule I to be redacted when filed.